EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 1st day of October, 2003.

BETWEEN:

JONES SODA CO., a Washington corporation, located at 234 9th Avenue North, Seattle, Washington 98109

(the “Employer”)

AND:

JENNIFER CUE of Seattle, Washington

(the “Employee”)

WHEREAS:

A.	The Employee is one of the key executives of the Employer and has experience in the area of business in which the Employer is involved.

B.	The Employee is currently employed by the Employer. The Employer and the Employee have agreed to enter into this Agreement which shall govern the employment relationship of the parties from this date forth. This Agreement shall replace any previous agreements of employment between the Employer and the Employee (whether written or oral) in their entirety and any such previous agreements shall be terminated and shall be of no further effect from this date forth.

C.	The Employer has agreed to continue the employment of the Employee as the Chief Financial Officer. The Employer hereby agrees that Employee has been performing the duties of Chief Operating Officer and thus, Employee also shall have the title of Chief Operating Officer. The Employee has agreed to accept such continued employment with the Employer in accordance with the terms of this Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and representations herein contained, the parties hereto agree as follows:

1.00	Employment.

1.01	The Employer shall employ the Employee in the position of Chief Financial Officer and Chief Operating Officer under the terms of this Agreement commencing on October 1, 2003, and continuing for a period of time specified in Paragraph 3 herein, subject to the terms contained in said Paragraph. The terms of this Agreement shall supercede any prior arrangement or understanding between the parties regarding the Employee’s employment by the Employer.

2.00	Duties.

2.01	During Employee’s employment, Employee shall serve as Chief Financial Officer and Chief Operating Officer of Employer. The Employee shall have a mandatory direct report to the Employer’s Board of Directors and Chief Executive Officer, and her powers, authority and employment duties shall be subject to the direction and authority of the Board of Directors and Chief Executive Officer. It is contemplated that, in connection with each annual meeting of shareholders (or action by written consent in lieu thereof) of the Employer while the Employee remains employed under this Agreement, the Board shall nominate the Employee for election as a member of the Board.

2.02	The Employee shall, at all times, excluding any periods of disability, vacation, statutory holidays or sick leave to which the Employee is entitled, devote such of her time, attention, knowledge and skills as is reasonably required to diligently, competently, and effectively perform her duties and, without limiting the generality of the foregoing, carry out her obligations in a manner consistent with the ethical and legal performance of such duties.

2.03	The Employer shall provide the means and resources to enable the Employee to meet her duties and, without limiting the generality of the foregoing, carry out her obligations.

2.04	Excluding any periods of disability, vacation, statutory holidays or sick leave to which the Employee is entitled, the Employee shall attend to her duties within, but not limited to, the normal business hours of the Employer, being Monday to Friday inclusive during each week and during such additional hours and other times as may be reasonably required as mutually agreed upon or reasonably necessary for the Employee to fully and effectively carry out her duties.

3.00	Term.

3.01	This Agreement is for a term of THREE (3) YEARS, commencing October 1, 2003, and concluding on September 30, 2006 and thereafter this Agreement shall remain in effect from month-to-month until new mutually agreeable terms have been negotiated between the Employer and the Employee or until this Agreement has been terminated in accordance with the provisions of this section.

3.02	The Employee’s employment under this Agreement may be terminated as follows:

(a)	at the Employee’s option, if there is a breach or default of any term of this Agreement by the Employer, and if such breach or default has not been remedied or is not being remedied to the satisfaction of the Employee acting reasonably, within fourteen (14) days after written notice, including a detailed description of the breach or default, has been delivered by the Employee to the Employer; or

(b)	at the Employee’s option, at any time after the expiration of fourteen (14) days of the date on which there is a Change in Control of the Employer or if there is a change in the Employer’s management or reporting structure;

(i)	For the purposes of this Agreement, a Change in Control shall be deemed to occur when:

a.	a majority of the directors elected at any annual or special general meeting of shareholders of the Employer are not individuals nominated by the Employer’s then incumbent Board of Directors.

(c)	by the Employee, upon giving thirty (30) days notice of resignation;

(d)	at any time by the Employer, without notice and without payment (except Employee’s base salary and accrued, unused vacation through the date of termination) in lieu of notice, for cause which is limited to:

(i)	fraud or dishonesty materially injurious to the Employer or any act or omission in willful disregard of the interests of the Employer that in the opinion of a majority of the outside Directors, substantially impairs the Employer’s business;

(ii)	conviction or a plea of guilty or no-contest by the Employee to a felony; or

(iii)	the material breach or default of any term of this Agreement by the Employee if such breach or default has not been remedied or is not being remedied to the satisfaction of three-fourths of the outside members of Employer’s Board of Directors (following a vote of all members) acting reasonably and within fourteen (14) days after written notice, including a detailed description of the breach or default, has been delivered by the Employer to the Employee; or

(e)	by the Employer without cause, upon giving thirty (30) days notice of termination; or

(f)	the Employee becoming disabled for a period exceeding 180 consecutive days or 180 days calculated on a cumulative basis over any two year period during the term of this Agreement; or

(g)	the death of the Employee.

3.03	If the Employee’s employment terminates pursuant to subparagraph 3.02(a), (b) or (e), then in recognition of the Employee’s significant financial and other contributions to the Employer since the commencement of her employment, the Employee shall receive from the Employer:

(a)	a payment equal to the number of months of her annual salary of $270,000;

(b)	her stock options in the amount mutually agreed to pursuant to subparagraph 4.02 herein for the year of termination. The Employee also shall have the right to exercise any unused stock options pursuant to the Stock Option Agreement for the duration of the term as set forth in the Stock Option Agreement. In the event of an acquisition or change of control of Employer, all of Employee’s stock options will vest immediately upon such acquisition or change of control; and

(c)	her performance bonus pursuant to subparagraph 4.03 herein.

3.04	If the Employee resigns pursuant to subparagraph 3.02(c), she shall (a) receive her stock options in accordance with subparagraph 3.03(b).

3.05	In addition to any amounts or benefits payable under paragraph 3.0 et seq., Employee shall be entitled to any payments or benefits provided under the terms of any plan, policy or programs of the Employer or as otherwise required by applicable law.

4.0	Remuneration and Performance Bonus.

4.01	The Employer shall pay to the Employee a minimum annual salary of Ninety Thousand Dollars ($90,000.00 U.S.) in bi-weekly installments.

4.02	Prior to the first day of each year of employment under this Agreement, the Employer and Employee shall negotiate a salary adjustment, stock option, and bonus provision, which may increase but shall not reduce Employee’s remuneration under this Agreement. Employee shall receive annual stock options equal to a minimum of four (4) times the number of options granted to any one of the Employer’s outside directors. If the Board of Directors proposes to grant options in excess of 80,000 per year to any person or entity, the non-effected Board members must vote unanimously to support such grant.

4.03

If Employer has met its quarterly performance objectives pursuant to an agreed schedule set by Employer and the Board of Directors and Employee is a full time employee of Employer at the expiration of each quarter in 2003, and is in full compliance of all of her duties and obligations to Employer, Employee will be eligible to receive a lump sum payment of up to 100% of Employee’s annual base salary, minus all applicable withholdings and taxes (“performance bonus”). One quarter of this performance bonus shall be paid one month after the close of each quarter in 2003.

If, prior to the expiration of any quarter, Employer terminates Employee’s employment (1) without cause and (2) when Employee is performing her job duties satisfactorily, Employee shall receive 100% of the performance bonus, provided that Employer has met its quarterly performance goals for the quarter previous to the one during which termination of employment occurred. If prior to December 31, 2003, there is a change of control (as that term is defined in this Agreement), and Employer has met its quarterly performance goals, Employee shall receive 100% of the performance bonus in addition to all the other rights and benefits provided under this Agreement.

4.04	The Employer shall pay for and provide the Employee with the following benefit plans:

(a)	Full medical, dental, and vision coverage as accorded any other senior executive employee;

(b)	Short-term disability insurance policy and long-term disability insurance policy; and

(c)	All other retirement, savings, incentive, and/or benefit plans and programs granted from time to time to any other senior executive.

4.05	Employee hereby authorizes the Employer to deduct from the Employee’s salary all deductions required by law to be made by the Employer.

4.06	Employer shall furnish the Employee with an automobile, of a price and class similar to that currently used by the Employee, to be used by the Employee in the performance of her duties under this Agreement, and the Employer shall pay Five Hundred Dollars ($500.00 U.S.) per month for the leasing, fuel and maintenance expenses of the automobile. Employer agrees that Employee shall have the option to purchase the automobile at the expiration of the current leasehold term.

4.07	Employer shall provide, at no expense to the Employee, a term life insurance policy in the amount of $1.0 Million (U.S. Dollars) on the life of the Employee and payable to the Employee’s designated beneficiary.

4.08	All stock options which are set for expiration in 2003 will be extended to December 31, 2005 by Employer to Employee at the same strike price as outlined in Schedule “A”.

4.09	If it is determined that a payment to the Employee pursuant to this Agreement or any other payment or benefit from the Employer, any affiliate or shareholder of the Employer or any other person would be subject to the excise tax imposed by Section 4999 of the Tax Code or any similar tax payable under any United States federal, state, local or other law, then the Employee shall receive a tax gross-up payment with respect to all such excise taxes and similar taxes.

5.0	Holidays.

5.01	The Employee shall be entitled to payment of statutory holidays and a four (4) week annual vacation.

6.0	Expenses.

6.01	The Employer shall provide compensation for expenses actually and properly incurred by the Employee in connection with her duties under this Agreement including, but not limited to:

(a)	reimbursement for all actual travel expenses within two (2) weeks of submitting an expense claim by the Employee; and

(b)	any other costs of expenses to the Employee, as from time to time may be mutually agreed upon.

7.0	Insurance/Indemnification.

7.01	Insurance. The Employer shall use reasonable efforts to provide the Employee with director’s and officer’s liability insurance appropriate to the nature of her responsibilities under this Agreement, provided that the Employer is able to obtain such insurance coverage for all of its directors and officers at a reasonable cost, as determined by the Board of Directors in its sole discretion.

7.02	Indemnification. The Employer shall defend, indemnify and hold Employee harmless from any and all liabilities, obligations, claims or expenses which arise in connection with or as a result of Employee’s service as an officer or employee of Employer to the fullest extent allowed by law.

8.0	Governing Law.

8.01	This Agreement shall be construed in accordance with and governed by the laws of the State of Washington and any action shall be brought in King County, Washington.

8.02	Any legal action or other legal proceeding relating to this Agreement, or the enforcement of any provision of this Agreement, may be brought or otherwise commenced in a state or federal court located in the County of King in the State of Washington. Each party to this Agreement (a) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of King in the State of Washington (and all appellate courts located in the State of Washington) in connection with any such legal proceeding; (b) agrees that each state and federal court located in the County of King in the State of Washington shall be deemed to be a convenient forum; and (c) agrees not to assert (by way of motion, as a defense, or otherwise), in any such legal proceeding commenced in any state or federal court located in the County of King in the State of Washington, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper, or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

9.0	Entire Agreement.

9.01	This Agreement, the Stock Option Agreement, and Quarterly Performance Objectives Agreement, referenced in subparagraph 4.03 herein, between Employer and Employee constitute the entire Agreement between the parties and there are no written or oral inducements, promises or agreements except as contained in these Agreements.

9.02	Any notice required to be given under this Agreement is deemed to have been sufficiently given if mailed by prepaid registered mail or delivered at the address of the other party set out above, or at such other address as the other party may from time to time direct, in writing, and that notice shall be deemed to have been received, if mailed seventy-two (72) hours after the time of mailing, and if delivered, upon the date delivered. If normal mail service is interrupted by strike, slowdown, force majeure or other cause, a notice sent by the impaired means of communication will not be deemed to be received until actually received, and the party sending the notice shall utilize any other services which have not been interrupted or shall deliver such notice in order to ensure prompt receipt thereof.

10.0	Interpretation.

10.01	The paragraph headings appearing in this Agreement have been inserted as a matter of convenience and for reference only and in no way define, limit or enlarge the scope of meaning of this Agreement.

10.02	Wherever the feminine is used in this Agreement, the same shall be deemed to include the masculine where the context so requires.

11.0	Inurement.

11.01	This Agreement shall enure to the benefit of and be binding upon the parties and their respective heirs, executors, successors and assigns.

12.0	Counterparts.

12.1	This Agreement may be executed in several counterparts, each of which constitutes an original, and all of which, when taken together, shall constitute one Agreement.

13.0	Further Assurances.

13.1	Each party hereto shall execute and/or cause to be delivered to the other party hereto, such instruments and other documents and shall take such other actions as such other party may reasonably request to effectuate the intent and purposes of this Agreement.

14.0	Attorney’s Fees and Expenses.

14.1	If any legal action or other legal proceeding relating to the enforcement of any provision of this Agreement is brought against either party hereto, the prevailing party shall be entitled to recover reasonable attorney’s fees, costs and disbursements in addition to any other relief to which the prevailing party may be entitled.

15.0	Waiver.

15.1	No failure on the part of either party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either party in exercising any power, right, privilege or remedy under this Agreement, shall act as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof, or of any other power, right, privilege or remedy. Neither party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered by the party to be charged; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

16.0	Amendment.

16.1	This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered by Employee and Employer.

IN WITNESS WHEREOF, the parties hereto have set their hands this day and year first above written.

EMPLOYER:			EMPLOYEE:

JONES SODA CO.

By:	/s/ Michael M. Fleiming		/s/ Jennifer Cue
	Its:	Director and Chairman of the	JENNIFER CUE
Compensation Committee

EXHIBIT 10.1

SCHEDULE “A”

Name	No. of Options	Strike Price	Expiry Date
548918 B.C. Ltd.*	20,000	Cdn $0.85	January 19, 2003 (to be revised to 12/31/05)

548918 B.C. Ltd.*	100,000	Cdn $1.15	June 1, 2003 (to be revised to 12/31/05)

Jennifer Cue	30,000	Cdn $1.00	February 13, 2003 (to be revised to 12/31/05)

Jennifer Cue	105,000	Cdn $1.00	February 23, 2003 (to be revised to 12/31/05)

Jennifer Cue	220,000	Cdn $1.00	July 24, 2003 (to be revised to 12/31/05)

Jennifer Cue	80,000	Cdn $0.75	February 8, 2004

Jennifer Cue	20,000	Cdn $0.80	February 9, 2004

Jennifer Cue	20,000	Cdn $1.00	July 23, 2005

Jennifer Cue	60,000	Cdn $0.90	May 27, 2006

Jennifer Cue	100,000	US$ 0.50	April 11, 2007

*	Beneficial Owner-100% owned by Jennifer Cue